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Exhibit 99.1
Key updates communicated during Q3 2025
September 30, 2025

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Key updates communicated during Q3 2025
Revenues:
-At the Q2 2025 results, management reiterated their confidence in achieving the
€ 32bn revenue target in FY 2025, before FX effects, encouraged by a strong start to
Q3 2025
-James von Moltke provided additional guidance on Q3 2025 revenue performance at the Bank of America Financials CEO Conference:
-In the Investment Bank, momentum in July carried into an unusually active
August; Origination & Advisory benefitted from a recovery in market activity and revenues are expected to be in line with current consensus expectations;
Fixed Income & Currencies is expected to grow by at least high single-digit percent compared to the prior year quarter
-Private Bank consensus revenues may be a touch too high; but moving in line with the bank’s expectations for the year
-Corporate Bank revenues are expected to be in line with the prior year quarter, reflecting the interest rate environment and softer corporate activity
-Asset Management is expected to do well; inflows have continued and markets remain constructive, with potential to book performance fees in the second half of the year
-At the Q2 2025 results, James von Moltke reiterated the FY 2025 net interest income
(NII) guidance across key banking book segments and other funding at ~€ 13.6bn, with NII momentum likely to pick up towards the end of the year and into 2026
Provision for credit losses (CLPs):
-At the Bank of America Financials CEO Conference, James von Moltke reiterated that
Commercial Real Estate remains an item that the bank is watching carefully, following his Q2 2025 remarks that H1 2025 CLPs exceeded management’s prior expectations reflecting valuation pressures, but also model updates; previously, he had also highlighted potential H2 2025 impacts from path-dependent CRE CLPs as well as model-based Stage 1 and 2 provisions
Costs:
-At the Q2 2025 results, James von Moltke reiterated the FY 2025 noninterest expense guidance of € 20.8bn, before FX effects
-At the Q2 2025 results, James von Moltke reaffirmed a clear path to deliver the cost/
income ratio target of <65% for FY 2025

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Profitability:
-At the Q2 2025 results and the Bank of America Financials CEO Conference, management reiterated that Deutsche Bank is on track to deliver a FY 2025 RoTE of
>10%
Capital and capital distribution:
-On September 16, 2025, Deutsche Bank announced that it had received approval for a second share buyback of € 250m (up to 30m shares), and stated that it will commence the share buyback program on September 17, 2025, anticipating completion by November 19, 2025; purchased shares will be cancelled; at the same time, the bank also announced completion of its first € 750m share buyback;
including the second share buyback program, the bank’s total capital distributions to shareholders in 2025 will amount to approximately € 2.3bn in respect of FY 2024, underpinning its commitment to outperform its total distribution goal of € 8bn in respect of the FY 2021-2025
-At the Q2 2025 results, management reiterated the bank’s payout ratio target to distribute 50% of net income attributable to Deutsche Bank shareholders through dividends and share buybacks; James von Moltke also specified that the bank may exceed the 50% payout ratio if the CET1 ratio is sustainably above 14%; at the Q2 2025
Fixed Income Call, Richard Stewart added that, as in the past, the bank also takes into account projected business growth and the regulatory environment at the time
Issuance:
-During the Q2 2025 Fixed Income Call, Richard Stewart stated that more than 60% of
Deutsche Bank’s issuance plan of € 15-20bn for FY 2025 had been completed, and that residual funding in H2 2025 is focused on senior non-preferred and preferred instruments
-Select Q3 2025 issuance highlights below:
-July 28, 2025: USD 2.0bn multi-tranche: USD 1.7bn 4.95% Senior Non-Preferred and USD 300m FRN (SOFR+130bp) Senior Non-Preferred with maturity in 2031
(callable in 2030)
-August 6, 2025: EUR 1.25bn 2.625% Senior Non-Preferred with maturity in 2028
(callable in 2027)
-On September 2, 2025, the bank announced the call of its USD 1.25bn 6% Additional
Tier 1 Notes on 30 October 2025
Next significant events:
-October 29, 2025 – Q3 2025 results - Investor and Analyst Conference Call
-October 30, 2025 – Q3 2025 results - Fixed Income Call
-November 17, 2025 – Investor Deep Dive 2025 in London

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Disclaimer:
This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche
Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S.
Securities and Exchange Commission. Such factors are described in detail in Deutsche
Bank’s SEC Form 20-F of March 13, 2025, under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-
relations.db.com.